ACORN ENERGY ANNOUNCES Q4 AND FISCAL YEAR 2012 RESULTS

Wilmington, DE – March 18, 2013 – Acorn Energy, Inc. (NASDAQ: ACFN), an energy technology holding company, today announced its results for the fourth quarter and fiscal year periods ended December 31, 2012.

For the fiscal year 2012 period, revenues increased $0.5 million, or 3%, to $19.4 million, compared to $18.9 million in the corresponding 2011 period. The net loss for 2012 was $16.7 million, or $0.93 per share, compared to net income of $35.4 million, or $2.03 per share, in 2011. The net income of 2011 was primarily due to a net gain after taxes of $31.1 million on the sale of the Company’s CoaLogix subsidiary and an income tax benefit of $12.8 million recorded as a result of the gain.

For the fourth quarter of 2012, Acorn revenue was $4.8 million compared to $6.7 million in the 2011 fourth quarter. Fourth quarter 2012 revenues were lower than expectations due to the delay at GridSense of a major shipment of Transformer IQs® to the first quarter of 2013 combined with the delay in the delivery by USSI of a system to SR2020 to the second quarter of 2013. The net loss for the quarter was $5.4 million, or $0.30 per share, compared to a net loss of $1.1 million, or $0.06 per share, in the corresponding 2011 period.

John Moore, President and CEO of Acorn, remarked that “We invested aggressively in our businesses in 2012, approximately $28.55 million in cash. Those investments include $8.5 million for the purchase of OMNIMETRIX followed by an additional $2.5 million for growth capital, $10.25 million in US Seismic, $5.3 million in GridSense and $2.0 million in DSIT. We also had corporate operating costs of $5.3 million and paid $3.2 million of dividends. We had $22.7 million in corporate cash at the end of 2012 and we have budgeted $12 million of additional investment in our four subsidiaries in 2012. We have the cash for our projected needs in 2013.

“This year, US Seismic will evolve from testing to a commercial solution for the oil and gas industry. We expect to announce follow on orders from our early adopters and initial orders from a national oil company and a major oil services company in the first half of 2013.

“We have a plan. We are working the plan. The plan says we will be cash flow positive in 2014. Each of our businesses is at a different point in the commercial spectrum and we are investing aggressively to mature each of them to the point where they are self-sustaining. I am extremely excited about the future of our company.”

Portfolio Companies

DSIT

DSIT Solutions Ltd., based in Israel, offers a full range of sonar and acoustic-related solutions for strategic energy installations as well as defense and homeland security markets. Revenue for 2012 increased $3.1 million or 30% from $10.5 million in 2011 to $13.6 million. Fourth quarter 2012 revenue for DSIT was $3.6 million, reflecting a slight decrease compared to fourth quarter 2011 revenue, and a 10% increase over third quarter 2012 revenue. The increase in 2012 revenues was a direct result of DSIT’s receipt of its largest order ever ($12.3 million) for underwater security systems in late 2011, which accounted for $7.4 million, or approximately 55% of DSIT’s revenue for 2012. Entering 2013, the company had a project backlog of $9.6 million.

DSIT has consistently expanded its marketing reach worldwide, which has resulted in revenues from outside Israel increasing from 13% in 2008 to 73% in 2012. Management is currently exploring several partnering opportunities within Asia, Europe and the United States, and believes that in 2013 it will see an increased flow of orders generated by customers realizing the ramifications of potential threats to their coastal and offshore critical facilities. On March 11, 2013, DSIT reported an additional naval order for $3.2 million for sonar detection systems to protect various coastal sites.

GridSense

GridSense develops and markets remote monitoring systems for electric utilities and industrial facilities worldwide. These systems provide outage management and power quality monitoring to better and more efficiently manage grid operations.

In 2012, GridSense recorded revenues of $3.7 million, a decrease of $3.5 million from the $7.1 million recorded in 2011. The decrease in revenues is attributable to the June 2011 order GridSense received from a leading electric utility in the Southwest USA to use its Transformer IQ®, to monitor over 2,000 transformers. The order, which was completed in 2011 provided GridSense with $2.4 million of revenues in 2011 compared to $0.2 million of revenues from the same customer in 2012.

During 2012, the Line IQ® family of products was in transition with the company introducing a newly designed and less-expensive advanced sensor in the second half of 2012. This transition pushed sales from 2012 into 2013. GridSense also experienced a notable decline in PowerMonicTM sales related to a restructuring by the Australian government, bringing three separate power utilities into a single state owned utility. Sales for all major product lines in 2013 are expected to return to 2011 levels.

The company announced in January 2013 that Landis+Gyr, a leading global provider of integrated energy management products, will offer the GridSense monitoring solution to its utility customers stating, “Using the GridSense platform to bring intelligent two-way communications to the distribution grid monitoring network and pushing intelligence and decision making closer to the customer is a win-win.”

During 2012 GridSense entered into pilot programs with 38 new customers whose tests can take several months, but in certain circumstances can be a multi-year process. Management believes that as earlier tests mature in 2013, orders for major rollouts could generate an increase in revenues.

OMNIMETRIX

In February 2012, Acorn acquired (through a wholly-owned subsidiary) OMNIMETRIX, LLC, a leading developer and producer of remote monitoring equipment and systems for emergency power generators (PG) and underground pipelines. Subsequent to the acquisition, revenue for the year was $661,000 ($273,000 in the fourth quarter) with respect to OMNIMETRIX activity. These results differ from prior reports because, following further analysis of the recognition of certain revenues and costs of OMNIMETRIX, we have reclassified first, second and third quarter revenues and costs of sales to defer hardware revenues and cost of sales in accordance with the accounting treatment for the multiple elements in our monitoring solutions (e.g., equipment and installation) and recognizing those revenues and costs over expected customer life rather than at the delivery of the monitoring unit.

OMNIMETRIX remotely monitors key data to insure the emergency generators will function when called upon. Most generator failures are the result of consumables and not the equipment. Generator failures in critical and essential facilities such as hospitals, nursing homes and cell towers can result in serious disruptions and loss of lives.

In the corrosion protection market, OMNIMETRIX is a leading developer and marketer of monitors for rectifiers which are a critical component in the effort to prevent corrosion in natural gas pipelines. Virtually all natural gas is transported via underground pipes. The steel pipes are at risk from rust that can cause high pressure leaks leading to catastrophic results.

Historically, OMNIMETRIX viewed its hardware sales as a profit center and priced its units accordingly. Since our acquisition, we expanded our sales staff and related activity with a goal towards increasing the number of monitors in the field. In the second half of 2012, we initiated an aggressive promotional campaign to sell our monitoring units to certain customers at minimal or no cost. We expect that the cash flow impact of providing monitoring units at minimal or no cost will be somewhat offset by collecting up-front payment of first year monitoring fees which collectively generate a small cash flow gross profit. In subsequent years, upon renewal of the annual monitoring fee, we anticipate generating significant cash flows from such monitoring units. In this regard, OMNIMETRIX increased the number of PG units generating revenue from 1,958 in February 2012 to over 4,000 today. At the same time, we invested in the company’s infrastructure growing the number of employees from 12 to 34 as of February 2013, twelve of whom are sales and marketing personnel. The business plan calls for 10,000 new installations in 2013 followed by 25,000 in 2014. It is estimated that positive cash flow will be obtained in the second half of 2014. Renewal rates for monitoring critical equipment average above 95% and OMNIMETRIX is presuming that it will achieve comparable renewal rates.

During Hurricane Sandy, 25% of the cell towers within the storm path were not functioning. The U.S. installed base of back-up generators is estimated to be about 2 million while only 2% of total homes have back-up generators. Due to the increasing number of brownouts and blackouts in the U.S. electric grid, the estimated 250,000 annual generator sales are expected to greatly increase. OMNIMETRIX has developed the broadest line of advanced and cost-effective devices for monitoring both home and industrial generators.

U.S. Seismic Systems, Inc. (USSI)

USSI develops and produces “state of the art” fiber optic sensing systems for the energy and security markets. USSI’s patented fiber optic sensors are being designed to replace the legacy electronic sensors which are generally expensive, bulky and unreliable. USSI fiber sensors have demonstrated greater than three hundred times the sensitivity and sell for a fraction of the cost of traditional electronic sensors.

In 2012, full year revenues were $1.5 million, an increase of $0.1 million, or 11% compared to 2011 revenue of $1.3 million.   Fourth quarter 2012 revenues of $147,000 reflects a $286,000 decrease compared to fourth quarter 2011 revenues of $433,000. The decrease in the Q4 revenue is primarily attributable to technical difficulties in the SR2020 project which did not allow for delivery during the quarter. Those technical difficulties have been cleared, and delivery is expected in the second quarter of 2013.

In February 2012, USSI announced an order from one of the seven supermajor oil companies to test a permanent down-hole seismic monitoring system in the client’s holdings of a vast unconventional oil field. USSI has developed the first cost-effective fiber optic sensors for the replacement of legacy electronic systems in seismic mapping which is also applicable for monitoring production wells. Unconventional drilling and production are often located in harsh environmental conditions, such as very high temperatures. USSI’s fiber sensor arrays are the only systems capable of performing long-term in these severe conditions.

If the U.S. is to become energy independent through unconventional drilling and production by 2020, management believes that improved geoscience, including the adoption of fiber optic sensors, which can provide better mapping and safer monitoring, will be necessary.

Conference Call Information

The Company will host an investor conference call on on Tuesday March 19, 2013 at 11am EDT to discuss its fourth quarter 2012 results as well as Company developments and plans for 2013.

Participants can pre-register for the conference call and webcast by accessing the link below. Pre-registering gives one immediate entry into the call, zero wait time and will automatically populate your outlook calendar with an invitation. http://services.choruscall.com/DiamondPassRegistration/register?confirmationNumber=10026449&linkSecurityString=208a441ae3

Participants that would like to join the conference call, but have not registered, can do so by dialing US Toll Free: (866) 652-5200, or (412) 317-6060 (International), no pass code required. If you are unable to participate in the live call, a digital replay of the call will be available 2 hours after the end of the live call through 9:00am EDT on Friday April 22, 2013 by dialing US Toll Free 1-877-344-7529 or International Toll 1-412-317-0088 and entering access code - 10026449.

About Acorn Energy, Inc.

Acorn Energy, Inc. is a holding company whose four portfolio companies help their customers achieve greater productivity, reliability, security, and efficiency—factors which can lead to greater profitability.  GridSense—provides monitoring for all critical points along the electricity delivery system. OMNIMETRIX—remotely monitors emergency back-up power generation systems to increase their reliability. US Seismic—supplies fiber optic sensing solutions to increase oil/gas production and lower costs. DSIT—provides security solutions from underwater threats to naval and marine based energy assets. For more information visit: http://www.acornenergy.com.

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. There is no assurance that Acorn Energy, Inc. or its operating companies will continue to grow their respective businesses, or that any of them will meet the expectations or execute the initiatives described or referred to above. A complete discussion of the risks and uncertainties which may affect Acorn Energy's business generally and the businesses of its subsidiaries is included in "Risk Factors" in the Company's most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

Investor Contact:

Paul G. Henning

Cameron Associates

(212) 554-5462

Paul@cameronassoc.com

ACORN ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	As of December 31,
	2012	2011

ASSETS
Current assets:
Cash and cash equivalents	$26,147	$34,280
Short-term deposits	-	18,000
Restricted deposit	699	2,223
Funds held in escrow	-	5,961
Accounts receivable	5,481	4,965
Unbilled revenue	5,213	3,778
Inventory	5,106	2,144
Other current assets	3,547	922
Total current assets	46,193	72,273
Property and equipment, net	927	635
Severance assets	3,165	2,620
Restricted deposit	115	271
Intangible assets, net	9,561	4,780
Goodwill	6,630	4,637
Other assets	745	589
Total assets	$67,336	$85,805
LIABILITIES AND EQUITY
Current liabilities:
Short-term bank credit and current maturities of long-term debt	$153	$677
Accounts payable	2,631	2,052
Accrued payroll, payroll taxes and social benefits	2,420	1,907
Deferred revenue	3,323	2,876
Other current liabilities	1,708	4,544
Total current liabilities	10,235	12,056
Non-current liabilities:
Accrued severance	4,491	3,837
Long-term debt	-	141
Other long-term liabilities	665	204
Total non-current liabilities	5,156	4,182
Commitments and contingencies
Equity:
Acorn Energy, Inc. shareholders
Common stock - $0.01 par value per share:
Authorized – 30,000,000 shares; Issued –18,870,526 and 18,325,529 shares at December 31, 2012 and 2011, respectively	188	183
Additional paid-in capital	83,469	84,614
Warrants	55	427
Accumulated deficit	(29,733)	(13,022)
Treasury stock, at cost – 801,920 shares at December 31, 2012 and 2011	(3,036)	(3,036)
Accumulated other comprehensive income	716	485
Total Acorn Energy, Inc. shareholders’ equity	51,659	69,651
Non-controlling interests	286	(84)
Total equity	51,945	69,567
Total liabilities and equity	$67,336	$85,805

ACORN ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT NET INCOME (LOSS) PER SHARE DATA)

	Year ended December 31,
	2012	2011	2010
Revenues:
Projects	$14,651	$11,368	$11,234
Products	3,880	7,049	2,464
Services	888	511	546
Total revenues	19,419	18,928	14,244
Cost of sales:
Projects	10,749	7,886	6,646
Products	2,996	3,730	1,136
Services	471	399	418
Total cost of sales	14,216	12,015	8,200
Gross profit	5,203	6,913	6,044
Operating expenses:
Research and development expenses, net	6,590	2,995	965
Impairments	-	-	1,166
Selling, general and administrative expenses	19,361	11,952	10,440
Total operating expenses	25,951	14,947	12,571
Operating loss	(20,748)	(8,034)	(6,527)
Finance expense, net	57	(26)	(224)
Gain on investment in GridSenseTM	-	-	1,327
Distributions received from EnerTech	-	-	135
Loss on sale of EnerTech	-	-	(1,821)
Gain on sale of HangXing	-	492	-
Loss before taxes on income	(20,691)	(7,568)	(7,110)
Income tax benefit (expense)	2,956	12,767	(671)
Net income (loss) from continuing operations	(17,735)	5,199	(7,781)
Loss from discontinued operations, net of income taxes	-	(1,948)	(17,969)
Gain on the sale of discontinued operations, net of income taxes	-	31,069	-
Non-controlling interest share of loss from discontinued operations	-	540	67
Net income (loss)	(17,735)	34,860	(25,683)
Net loss attributable to non-controlling interests	1,024	549	595
Net income (loss) attributable to Acorn Energy, Inc. shareholders	$(16,711)	$35,409	$(25,088)

Basic net income (loss) per share attributable to Acorn Energy, Inc. shareholders:
From continuing operations	$(0.93)	$0.33	$(0.48)
From discontinued operations	$-	$1.70	$(1.20)
Basic net income (loss) per share attributable to Acorn Energy, Inc. shareholders	$(0.93)	$2.03	$(1.68)
Weighted average number of shares outstanding attributable to Acorn Energy, Inc. shareholders – basic	17,891	17,462	14,910

Diluted net income (loss) per share attributable to Acorn Energy, Inc. shareholders:
From continuing operations	$(0.93)	$0.32	$(0.48)
From discontinued operations	$-	$1.67	$(1.20)
Diluted net income (loss) per share attributable to Acorn Energy, Inc. shareholders	$(0.93)	$1.99	$(1.68)
Weighted average number of shares outstanding attributable to Acorn Energy, Inc. shareholders – diluted	17,891	17,743	14,910

Dividends declared per common share	$0.140	$0.085	$-